Exhibit 10.1

AGREEMENT

This AGREEMENT (this "Agreement"), dated as of June 25, 2008, is made by and between ESL Investments, Inc., a Delaware corporation (together with its affiliates, "ESL"), and AutoZone, Inc., a Nevada corporation (the "Company"). Each of ESL and the Company is a "Party" and are collectively, the "Parties."

WHEREAS, as of June 24, 2008, ESL owned, and had the right to vote, that number of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), set forth on Schedule A to this Agreement (the "Initial Shares"), which represented in the aggregate, based on the 63,303,490 shares of Common Stock outstanding as of June 24, 2008, approximately 36.2% of the voting power of the Common Stock; and

WHEREAS, ESL and the Company desire to enter into this Agreement in order to set forth certain understandings and agreements regarding the voting by ESL of any shares of Common Stock that it may own from time to time in excess of agreed thresholds, protections for non-ESL stockholders in certain transactions involving the Company or ESL, as well as certain other matters.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions. For the purposes of this Agreement the following definitions shall apply:

"Additional Share Percentage" means, (i) if the Record Date ESL Percentage is less than or equal to the Specified Percentage, a percentage equal to zero (0) or (ii) if the Record Date ESL Percentage is greater than the Specified Percentage, a percentage equal to (x) the Record Date ESL Percentage minus (y) the Specified Percentage.

"Additional Shares" means a number equal to the product of (i) the Record Date Outstanding Shares multiplied by (ii) the Additional Share Percentage.

An "affiliate" of ESL means any person or entity that directly, or indirectly through one of more intermediaries, controls, or is controlled by, or is under common control with, ESL. For the avoidance of doubt, the Company and its subsidiaries shall not be deemed to be affiliates of ESL.

"Aggregate ESL Percentage" means as of any date the sum of (a) the lesser of (x) the quotient of (i) the Subject Shares divided by (ii) the Outstanding Shares or (y) 40%, plus (b) the quotient of (aa) the Subject Shares minus the Initial Shares divided by (bb) the Outstanding Shares.

"Outstanding Shares" means the number of shares of Common Stock outstanding.

"Record Date ESL Percentage" means the quotient of (i) the Subject Shares divided by (ii) the Record Date Outstanding Shares.

"Record Date Outstanding Shares" means the number of shares of Common Stock outstanding as of the record date for purposes of the stockholder vote (including by written consent) regarding which the Additional Shares are being calculated.

"Specified Percentage" means 40% at all times until the conclusion of the 2009 Annual Meeting and 37.5% at all times thereafter.

"Subject Shares" means the number of shares of Common Stock owned by ESL.

"2008 Annual Meeting" means the first annual meeting of stockholders of the Company held following the conclusion of the Company's fiscal year ending on August 30, 2008, at which the Company's Board of Directors are elected.

"2009 Annual Meeting" means the first annual meeting of stockholders of the Company, finally adjourned following the conclusion of the Company's fiscal year ending on August 29, 2009 (i.e., its "2009 fiscal year"), at which the Company's Board of Directors are elected, provided that the 2008 Annual Meeting shall have already occurred.

"Unaffiliated Shares" means all Outstanding Shares that are not Subject Shares.

ARTICLE II

VOTING AGREEMENT

Section 2.1     Voting Agreement.

(a)         ESL shall, at each meeting of the stockholders of the Company, whether an annual meeting or a special meeting, however called, and at each adjournment or postponement of any such meeting (a "Stockholders' Meeting"), and in all other circumstances upon which a vote, consent or other approval (including, without limitation, by written consent) is sought by or from the stockholders of the Company (any such vote, consent or approval, a "Stockholders' Consent"), appear at such Stockholders' Meeting or otherwise cause all Subject Shares to be counted as present for the purpose of establishing a quorum.

(b)         Subject to the provisions of Section 7.2(b), ESL shall, at each Stockholders' Meeting and in connection with the execution of each Stockholders' Consent, vote all Additional Shares on all matters proposed in the same proportion as Unaffiliated Shares are actually voted (it being understood that, in connection with any action by written consent, shares not consenting shall be treated as shares voted against such action).

Section 2.2     Irrevocable Proxy.

(a)         Subject to the provisions of Section 7.2(b), as security for ESL's obligations under Section 2.1 of this Agreement, ESL hereby irrevocably constitutes and appoints the Company (acting through the CEO, CFO, General Counsel or such other persons so designated by the Board of Directors of the Company (the "Board") from time to time) as its attorney and proxy in accordance with the Nevada Revised Statutes, with full power of substitution and re-substitution, to cause the Additional Shares to be counted as present at any Stockholders' Meeting, to vote the Additional Shares at any Stockholders' Meeting, and to execute any Stockholders' Consent in respect of the Additional Shares as and to the extent provided in Section 2.1(b) of this Agreement. The powers granted in this Section 2.2 shall also entitle the Company to give instructions to any nominee through whom ESL may hold Shares. ESL shall from time to time provide the Company with any nominee information that the Company may require to exercise its rights hereunder. ESL hereby revokes all other proxies and powers of attorney with respect to the Subject Shares that it may have previously appointed or granted and represents that any proxies previously given in respect of the Subject Shares, if any, are revocable.

(b)         Upon the failure of ESL to comply with its obligations under Section 2.1(a) of this Agreement, ESL hereby irrevocably constitutes and appoints the Company (acting through the CEO, CFO, General Counsel or such other persons so designated by the Board from time to time) as its attorney and proxy in accordance with the Nevada Revised Statutes, with full power of substitution and re-substitution, to cause the Subject Shares (excluding the Additional Shares) to be counted as present at any Stockholders' Meeting as and to the extent provided in Section 2.1(a) of this Agreement, but such shares (i.e., the Subject Shares excluding the Additional Shares) may not otherwise be voted by the Company.

(c)         ESL hereby affirms that the irrevocable proxy set forth in this Section 2.2 is given to induce the Company to perform the obligations set forth in Article III of this Agreement and to secure the performance of the duties of ESL under this Agreement. ESL hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 2.2 or in Section 8.1 of this Agreement, is intended to be irrevocable in accordance with the provisions of Section 78.355 of the Nevada Revised Statutes. If for any reason the proxy granted herein is not irrevocable, then ESL agrees to vote the Additional Shares in accordance with Section 2.1(b) of this Agreement. The Parties agree that the foregoing is a voting agreement created under Section 78.365 of the Nevada Revised Statutes.

(d)         This irrevocable proxy shall be effective for each Stockholders' Meeting or Stockholders' Consent so designated by the Company (unless and to the extent that ESL has complied with its obligations under Section 2.1 of this Agreement or the provisions of Section 2.1(b) are suspended, in either case, for such meeting or action taken by written consent) and shall automatically terminate on the Termination Date (as defined in Section 8.1 below). Prior to the Termination Date, this irrevocable proxy shall not be terminated by any act of ESL or by operation of law, whether by the dissolution or entrance into bankruptcy or foreclosure of ESL or by the occurrence of any other event or events, it being understood that actions taken by the Company hereunder prior to the Termination Date shall be and remain valid as if such dissolution, entry into bankruptcy or foreclosure or other event or events had not occurred, regardless of whether or not the Company has received notice of the same.

ARTICLE III

ADDITION OF DIRECTORS
TO THE BOARD OF DIRECTORS OF THE COMPANY

Section 3.1     New Directors. In accordance with the provisions of this Article III, the Company shall take appropriate actions, once nominees are identified satisfying the requirements of Section 3.2, to add three (3) new members to the Board (the "New Directors"). It is the intent of the parties that such additions shall occur as promptly as practicable, but in no case later than the Company's 2008 Annual Meeting of Stockholders.

Section 3.2    Selection of New Directors.

(a)         An independent search agency has been engaged to identify a nominee for one (1) of the New Director positions (the "Specified Director") pursuant to criteria previously determined by the Nominating and Corporate Governance Committee and all of the directors shall be permitted to propose persons as suggested candidates for the Specified Director to such independent search agency. A candidate identified shall be considered by the Nominating and Corporate Governance Committee in accordance with its regular policies and procedures, which shall include, without limitation, consideration of such candidate's background, competencies and experience.  A candidate shall be recommended by the Nominating and Corporate Governance Committee as a nominee for election by the Board as the Specified Director only if he or she is (a) deemed to be "independent" pursuant to the Company's corporate governance principles and the rules and regulations of the New York Stock Exchange and (b) reasonably acceptable to both ESL and a majority of the members of the Nominating and Corporate Governance Committee. Only a nominee who is recommended by the Nominating and Corporate Governance Committee shall be presented to the Board as a potential nominee for election as the Specified Director.

(b)         Two (2) New Directors (the "Non-Specified Directors") shall be appointed from nominees identified by ESL, including persons suggested by other directors to ESL who are reasonably acceptable to ESL (any such person, a "Candidate"). Each Candidate identified shall be considered by the Nominating and Corporate Governance Committee in

accordance with its regular policies and procedures, which shall include, without limitation, consideration of such Candidate's background, competencies, experience and affiliation with ESL (if any). Only candidates which are reasonably acceptable to both ESL and a majority of the members of the Nominating and Corporate Governance Committee may be recommended by the Nominating and Corporate Governance Committee for election to the Board. Either or both of the two Candidates may, at ESL's discretion, be an officer of ESL and its affiliated investment entities. Each candidate shall qualify as "independent" pursuant to the Company's corporate governance principles and the rules and regulations of the New York Stock Exchange. The Company will use its reasonable best efforts to have the Nominating and Corporate Governance Committee  promptly recommend Candidates for election to the Board once candidates are identified satisfying the requirements above.

(c)         Subject to the nomination of directors in accordance with the provisions of Section 3.2(a) and 3.2(b), the Company's Board of Directors shall promptly take all action required to cause the Specified Director and Non-Specified Directors to be so elected.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ESL

ESL hereby represents and warrants to the Company as follows:

Section 4.1    Authority for this Agreement. ESL has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ESL and the consummation by ESL of the transactions contemplated hereby (i) will not violate the charter, bylaws or any other organizational documents of ESL, (ii) will not violate any order, writ, injunction, decree, statute, rule, regulation or law applicable to ESL or by which any of the Subject Shares are bound, (iii) will not violate or constitute a breach or default under any agreement by which ESL or the Subject Shares may be bound, and (iv) have been duly and validly authorized, and no other proceedings on the part of ESL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ESL and, assuming it has been duly and validly authorized, executed and delivered by the Company, constitutes a legal, valid and binding agreement of ESL, enforceable against ESL in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which ESL is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by ESL of the transactions contemplated hereby.

Section 4.2    Ownership of Shares. As of the date of this Agreement, except as disclosed on Schedule A to this Agreement, ESL is the sole record and beneficial owner of the number of Initial Shares set forth on Schedule A to this Agreement, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Initial Shares other than the encumbrances created by this Agreement and any restrictions on transfer under applicable federal and state securities laws (collectively, "Liens"). Except as disclosed on Schedule A to this Agreement, as of the date of this Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any Subject Shares and ESL has the sole authority to direct the voting of the Subject Shares in accordance with the provisions of this Agreement and the sole power of disposition with respect to the Subject Shares, with no restrictions, subject to applicable federal and state securities laws on his rights of disposition pertaining thereto (other than Liens or restrictions created by this Agreement). Except as disclosed on Schedule A to this Agreement, as of the date of this Agreement, ESL does not own beneficially or of record any equity securities of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to ESL as follows:

Section 5.1    Authority for this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) will not violate any order, writ, injunction, decree, statute, rule, regulation or law applicable to the Company, (ii) will not violate or constitute a breach or default under any agreement by which the Company may be bound, and (iii) have been duly and validly authorized, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming it has been duly and validly authorized, executed and delivered by ESL, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

ARTICLE VI

COVENANTS OF ESL

Section 6.1    No Inconsistent Agreements. ESL hereby covenants and agrees that (a) it has not entered into and shall not enter into any agreement which would restrict, limit or interfere with the performance of its obligations hereunder and (b) it shall not knowingly take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing its obligations hereunder.

Section 6.2    Restrictions on Certain Transfers and Proxies.

(a)         Other than pursuant to the terms of this Agreement, without the prior written consent of the Company or as otherwise provided in this Agreement, ESL shall not directly or indirectly grant any proxy or enter into any voting trust or other agreement or arrangement with respect to the voting of any Additional Shares.

(b)         Without the prior written consent of the Company, ESL shall not, directly or indirectly, grant any proxy (other than the proxy granted to the Company pursuant to Section 2.2 of this Agreement and, if applicable, a proxy granted to any other person (a "Third Party Proxy") which conforms to the requirements of the immediately succeeding sentence of this Section 6.2(b)) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares (excluding the Additional Shares). Notwithstanding the immediately preceding sentence, ESL may grant a Third Party Proxy with respect to the voting of any Subject Shares (excluding the Additional Shares) so long as such Third Party Proxy shall in all cases be (i) immediately and fully revocable by ESL at any time without prior notice to the holder of such proxy and (ii) subordinate and subject to the rights of the Company under this Agreement.

Section 6.3    Future Sales and/or Transactions Involving an Acquisition of the Company.

(a)           ESL shall not dispose or agree to dispose of any shares of Common Stock pursuant to any agreement, arrangement or understanding (whether or not in writing), including by way of merger or other business combination, at a price above the market price per share prevailing at the time of such agreement, arrangement or understanding, without taking appropriate steps to ensure that the purchaser of such shares simultaneously provides all other holders of Common Stock with an opportunity to dispose of a number of shares (representing, for each Company stockholder, the same proportion of owned shares of Common Stock as ESL proposes to dispose of) in such transaction on the same terms and conditions, including price per share, as ESL. It is understood that (i) sales in the open market shall be deemed to be at prevailing market prices and (ii) (a) the transfer of Shares of Common Stock from one ESL affiliate subject to this Agreement to another, (b) distributions by ESL to its shareholders or limited partners, and (c) sales to the Company or third parties approved by at least two directors representing a majority of the independent, disinterested directors unaffiliated with ESL, shall not constitute a disposition subject to this Section 6.3(a).

(b)           ESL shall not pursue, either directly or indirectly, including as part of a group, a transaction resulting in the acquisition of all or substantially all of the shares of Common Stock not owned by ESL or by such group (including, for example, in a leveraged recap in which "stub equity" is left in the hands of some or all of the non-ESL stockholders) unless the following procedures and requirements are followed and satisfied. The Board shall establish a committee of independent, disinterested directors unaffiliated with ESL (the "Special Committee") to review and evaluate any transaction (other than any such transaction in which ESL would be treated on the same basis as all other Company stockholders) proposed by ESL or in which ESL intends to participate, with full authority to negotiate and recommend the terms of such a transaction on behalf of the Company and the non-ESL stockholders. ESL will proceed only with a transaction recommended by the Special Committee, unless the acquisition is structured as a "non-coercive" tender offer, followed by a merger at the same price if the offer is successful, not subject to the test of "entire fairness" in accordance with applicable Delaware case law (e.g., the decisions involving Silconix and Pure Resources), assuming, for these purposes, that the Company had been incorporated under the laws of the State of Delaware and was subject to Delaware law.

(c)           The provisions of this Section 6.3 may be enforced by any directors constituting a majority of the independent, disinterested directors unaffiliated with ESL or, in the absence of any such persons sitting on the Board, through a derivative action.

Section 6.4    Information Regarding Common Stock. If ESL increases or decreases the number of Subject Shares it owns at any time prior to the Termination Date, ESL shall give prompt notice to the Company of such increase or decrease (which notice may be satisfied by a filing of a Form 4 with the Securities and Exchange Commission on a timely basis). If requested by ESL, the Company shall promptly provide ESL with the number of Outstanding Shares.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.1    Restrictions on Certain Company Actions. Other than pursuant to the terms of this Agreement, without the prior written consent of ESL, the Company shall not take any action, including the adoption of a stockholder rights plan, that would prevent ESL from exercising voting rights or acquiring additional shares of Common Stock, except to the extent that such action is required by applicable law (including the implementation of blackout periods that apply equally to the Company and all affiliates of the Company).

Section 7.2    Target Adjusted Debt/EBITDAR Ratio.

(a)           The Company shall use its commercially reasonable efforts to achieve, no later than February 14, 2009, the last day of the Company's second quarter of the Company's 2009 fiscal year, an adjusted debt/EBITDAR ratio of at least 2.5:1.  For purposes of this section 7.2, adjusted debt/EBITDAR ratio shall be calculated in a manner consistent with the calculation of such ratio in the Company's quarterly earnings release.

(b)           If the Company shall not have achieved the targeted adjusted debt/EBITDAR ratio referenced in Section 7.2(a) by the end of the second quarter of the Company's 2009 fiscal year, the provisions of Section 2.1(b) shall be suspended until such time as the targeted adjusted debt/EBITDAR ratio is achieved.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Termination. This Agreement and all of its provisions shall terminate upon the Termination Date; provided that Sections 8.3, 8.4, 8.5, 8.7, 8.8, 8.9, 8.10, 8.13 and, in the case of clause (b) below, 6.3 of this Agreement shall survive any termination of this Agreement. For purposes of this Agreement, "Termination Date" means the earliest of (a) the date upon which the Subject Shares shall, in the aggregate, constitute less than 25% of the Outstanding Shares, (b) the date upon which the Aggregate ESL Percentage shall exceed 50% and (c) the date upon which the Parties (which, in the case of the Company, shall have been authorized by at least two directors representing a majority of the independent and disinterested members of the Board unaffiliated with ESL) mutually agree in writing that this Agreement and all of its provisions shall no longer be in effect. Nothing in this Section 8.1 shall be deemed to release any Party from any liability for any breach by such Party of their representations and warranties or any other terms and provisions of this Agreement.

Section 8.2    No Ownership Interest. Except as expressly set forth in this Agreement, including, without limitation, in Section 2.2 of this Agreement, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership, or incidence of ownership, of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to ESL, and the Company shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of ESL or exercise any power or authority to direct ESL in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement, including, without limitation, in Section 2.2 of this Agreement.

Section 8.3    Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt or by a nationally recognized overnight courier service, as follows:

If to the Company:

AutoZone, Inc.
123 South Front Street
Memphis, TN 38103-3607
Attn: Harry L. Goldsmith
Fax: 901-495-8316

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attn: Peter Allan Atkins
David J. Friedman
Fax: 212-735-2000

If to ESL:

ESL Investments, Inc.
200 Greenwich Avenue
Greenwich, CT 06830
Attn: Chief Financial Officer
Fax: 203-621-3244

Wth a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn: David A. Katz
Fax: 212-403-2000

Section 8.4    Validity. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.5    Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. The Agreement shall not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Party.

Section 8.6    Adjustments. If at any time during the period between the date of this Agreement and the Termination Date, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend on such capital stock with a record date during such period, the number of shares of Common Stock shall be appropriately adjusted to provide ESL and the Company with same results contemplated by this Agreement as of the date it was executed.

Section 8.7    Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company (which, in the case of the Company, shall have been authorized by at least two directors representing a majority of the independent and disinterested members of the Board unaffiliated with ESL).

Section 8.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit the Parties, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without giving effect to choice of law principles).

Section 8.10  Enforcement of the Agreement; Jurisdiction; Venue. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would be both incalculable and an insufficient remedy for any such non-performance or other breach. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Nevada, this being in addition to any other remedy to which it is entitled at law or in equity. Each Party agrees that it will not allege or assert that money damages are an adequate or sufficient remedy for a breach of this Agreement as a defense or objection to the request or granting of injunctive and / or other equitable relief therefor. The Parties further agree that neither Party shall be required to obtain, furnish or post any bond or similar instrument or other security in connection with or as a condition to obtaining any remedy referred to in this Section 8.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument or other security. In addition, each Party (a) consents to submit itself to the personal jurisdiction of any such court in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than a court in the State of Nevada and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Nevada and shall irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.11  Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.12  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.13  Further Assurances. From time to time, at the request of the other Party and without further consideration, each Party agrees to take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

AUTOZONE, INC.

By:	/s/ William C. Rhodes, III
Name: William C. Rhodes, III
Title: Chairman, President and CEO

By:	/s/ Harry L. Goldsmith
Name: Harry L. Goldsmith
Title: EVP, General Counsel and Secretary

ESL INVESTMENTS, INC. (on behalf of itself and its affiliates)

By:	/s/ Adrian John Maizey
Name: Adrian John Maizey
Title: Chief Financial Officer

SCHEDULE A

SHARES OF COMMON STOCK OWNED BY ESL

Shares of Common Stock Held by ESL as of June 24, 2008: 22,928,783

Options to Purchase Shares of Common Stock Held of Record by ESL as of June 24, 2008: 0

Total Shares of Common Stock Owned by ESL as of June 24, 2008: 22,928,783

Shares of Common Stock Held by ESL and Pledged as of June 24, 2008: 0

 A-1